Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852
MOTORCAR PARTS OF AMERICA REPORTS SOLID NET INCOME GAINS
FOR FISCAL 2008 FOURTH QUARTER AND YEAR END
— Achieves Record Gross Profit for Both Periods; Record Operating Income for Fourth Quarter —
     LOS ANGELES, CA –June 16, 2008 – Motorcar Parts of America, Inc. (NasdaqGM: MPAA) today reported a return to profitability and record gross profit for its fiscal fourth quarter and year ended March 31, 2008, bolstered by continued benefits of strategic initiatives to reduce manufacturing costs and gain market share in a consolidating industry.
     Net income for the fiscal 2008 fourth quarter climbed to $2.7 million, or $0.22 per diluted share, compared with a net loss of $2.6 million, or $0.32 per share, a year earlier. Operating income for the fiscal 2008 fourth quarter was $5.3 million compared with an operating loss of $4.2 million a year ago, supported by increased utilization of the company’s manufacturing operations in Mexico and Malaysia. Net sales for the fiscal 2008 fourth quarter increased 14.3 percent to $35.9 million from $31.4 million in the same period last year – reflecting industry demand.
     For the twelve months ended March 31, 2008, net income climbed to $4.6 million, or $0.39 per diluted share, compared with a net loss of $5.0 million, or $0.59 per share, for the same period a year ago. Operating income for the fiscal year was $12.8 million compared with an operating loss of $2.5 million a year earlier. Net sales for fiscal 2008 were $133.3 million compared with net sales of $136.3 million for the comparable period last year, which included $11.7 million of net sales associated with the discontinuation in August 2006 of the company’s pay-on-scan arrangement with an automotive retailer. Excluding the $11.7 million of net sales in fiscal 2007, net sales for the fiscal 2008 would have increased by $8.7 million, or seven percent, on a year-over-year basis.
     Gross profit for the fiscal 2008 fourth quarter increased more than three-fold to $11.3 million from $3.3 million for the same period a year ago. Gross margin was 31 percent for the fiscal 2008 fourth quarter compared with 11 percent a year earlier, due primarily to lower manufacturing costs realized from improvements in manufacturing efficiencies at the company’s Mexican facility. For the full year, gross profit increased 75 percent to $37.2 million from $21.3 million last year, with gross margin of 28 percent compared with 16 percent in fiscal 2007.
Tribecca Plaza • 12233 West Olympic Bouleyard Suite 258 • Los Angeles, California 90064
telephone 310.442.9852
facsimile 310.442.9855

Motorcar Parts of America, Inc.
2-2-2
     “The company’s strong performance in fiscal 2008 underscores the benefits of several key strategic initiatives — including the company’s ongoing focus on margin improvement through the successful relocation of a majority of manufacturing to Mexico from California and greater utilization of production at our long-time operation in Malaysia. These strategic initiatives coupled with a dedicated, committed and national sales organization focused on customer service are important competitive advantages,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.
     Joffe noted that the relocation of manufacturing operations offshore has now been substantially completed, greatly contributing to the company’s ability to stabilize future profitability. He highlighted key operating metrics for the 2008 fiscal fourth quarter, including a $1.5 million inventory write down of finished goods to account for lower production costs of current units. In addition, he noted 2008 fiscal fourth-quarter results include an accelerated promotion expense of $1.5 million to one of the company’s major customers, with the related credits issued evenly on a quarterly basis.
     He also highlighted other corporate developments during fiscal 2008, including the completion of a $40.1 million private placement to strengthen the company’s balance sheet and facilitate the company’s transition to offshore manufacturing; a Nasdaq listing; promotions within the company’s finance department; internal control and board enhancements; the engagement of Ernst & Young LLP as the company’s outside accounting firm; an exclusive three-year extension of a supply contract for new and remanufactured alternators and starters from a major automotive retailer, with estimated aggregate sales of approximately $50 million; and, the successful subleasing and closing of the company’s distribution facility in the Nashville region, with estimated reduction of future expenses on an annualized basis of approximately $1.6 million. As previously announced, Motorcar Parts of America completed an acquisition subsequent to fiscal year end of certain assets of a privately held company engaged in the production of remanufactured alternators and starters — adding a group of premier customers and providing product line expansion with the addition of heavy duty and industrial applications. The company anticipates additional net sales derived from this strategic acquisition of at least $6.0 million on an annualized basis, as well as new opportunities to expand into the heavy duty market.
Business Outlook:
     Based on current projections, the company is on track to achieve net sales of approximately $150 million for fiscal 2009, including the contributions of potential additional synergistic acquisition opportunities.

Motorcar Parts of America, Inc.
3-3-3
Teleconference and Web Cast
     Selwyn Joffe, chairman, president and chief executive officer, and David Lee, chief financial officer, will host an investor conference call today at 11:00 a.m. Pacific time to discuss the company’s financial results and operations for its fiscal 2008 fourth quarter and year end. The call will be open to all interested investors either through a live audio Web broadcast via the Internet at www.motorcarparts.com or live by calling (877)-675-4757 (domestic) or (719)-325-4917 (international). For those who are not available to listen to the live broadcast, the call will be archived for seven days on Motorcar Parts of America’s website. A telephone playback of the conference call will also be available from 2:00 p.m. Pacific time Monday, June 16, through 11:59 p.m. Monday, Monday, June 23 by calling (888)-203-1112 (domestic) or (719)-457-0820 (international) and using access code: 9292974.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles and light trucks. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Tennessee, Mexico, Singapore and Malaysia. Additional information is available at www.motorcarparts.com
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company, including the expected benefits from its strategic initiatives the contributions derived from the company’s recent acquisition, the recent extension of a multi-year supply agreement and the impact of future business derived from consolidation within the industry; and the company’s ability to achieve its revenue target noted in the Business Outlook section. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factor. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2008 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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(Financial tables follow)

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)
Net sales	$35,895,000	$31,400,000	$133,337,000	$136,323,000
Cost of goods sold	24,608,000	28,085,000	96,117,000	115,040,000

Gross profit	11,287,000	3,315,000	37,220,000	21,283,000
Operating expenses:
General and administrative	4,713,000	6,023,000	19,746,000	18,185,000
Sales and marketing	906,000	1,176,000	3,456,000	4,116,000
Research and development	415,000	326,000	1,267,000	1,457,000

Total operating expenses	6,034,000	7,525,000	24,469,000	23,758,000

Operating income (loss)	5,253,000	(4,210,000)	12,751,000	(2,475,000)
Other (expense) income:
Interest expense	(1,021,000)	(1,970,000)	(5,514,000)	(5,996,000)
Interest income	16,000	77,000	66,000	83,000

Income (loss) before income tax expense (benefit)	4,248,000	(6,103,000)	7,303,000	(8,388,000)
Income tax expense (benefit)	1,516,000	(3,459,000)	2,696,000	(3,432,000)

Net income (loss)	$2,732,000	$(2,644,000)	$4,607,000	$(4,956,000)

Basic net income (loss) per share	$0.23	$(0.32)	$0.40	$(0.59)

Diluted net income (loss) per share	$0.22	$(0.32)	$0.39	$(0.59)

Weighted average number of shares outstanding:
Basic	12,069,411	8,370,489	11,522,326	8,348,069

Diluted	12,200,472	8,370,489	11,808,219	8,348,069

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2008 and 2007

	2008	2007
ASSETS
Current assets:
Cash	$1,935,000	$349,000
Short term investments	373,000	859,000
Accounts receivable — net	3,556,000	2,259,000
Inventory— net	32,707,000	32,260,000
Income tax receivable	—	1,670,000
Deferred income tax asset	5,657,000	6,768,000
Inventory unreturned	4,124,000	3,886,000
Prepaid expenses and other current assets	1,608,000	1,873,000

Total current assets	49,960,000	49,924,000
Plant and equipment — net	15,996,000	16,051,000
Long-term core inventory	50,808,000	42,076,000
Long-term core inventory deposit	22,477,000	21,617,000
Long term deferred income tax asset	1,357,000	1,817,000
Other assets	810,000	501,000

TOTAL ASSETS	$141,408,000	$131,986,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,401,000	$42,756,000
Accrued liabilities	2,200,000	1,292,000
Accrued salaries and wages	3,396,000	2,780,000
Accrued workers’ compensation claims	2,042,000	3,972,000
Income tax payable	392,000	285,000
Line of credit	—	22,800,000
Deferred compensation	373,000	859,000
Deferred income	133,000	133,000
Other current liabilities	448,000	225,000
Current portion of capital lease obligations	1,711,000	1,568,000

Total current liabilities	43,096,000	76,670,000
Deferred income, less current portion	122,000	255,000
Deferred core revenue	2,927,000	1,575,000
Deferred gain on sale-leaseback	1,340,000	1,859,000
Other liabilities	265,000	170,000
Capitalized lease obligations, less current portion	2,565,000	3,629,000

Total liabilities	50,315,000	84,158,000
Commitments and Contingencies
Shareholders’ equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 12,070,555 and 8,373,122 shares issued and outstanding at March 31, 2008 and 2007, respectively	121,000	84,000
Additional paid-in capital-common stock	92,663,000	56,241,000
Additional paid-in capital-warrant	1,879,000	—
Shareholder note receivable	(682,000)	(682,000)
Accumulated other comprehensive income	360,000	40,000
Accumulated deficit	(3,248,000)	(7,855,000)

Total shareholders’ equity	91,093,000	47,828,000

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$141,408,000	$131,986,000